EXHIBIT 99.1

Press Release dated December 19, 2001

Exhibit 99.1

For Information Contact
At Greater Bay Bancorp:	At Financial Relations Board:
David L. Kalkbrenner, President & CEO	Christina Carrabino (general information)
(650) 614-5767	Stephanie Mishra (analyst contact)
Steven C. Smith, EVP, CAO & CFO	(415) 986-1591
(650) 813-8222

At ABD Insurance and Financial Services, Inc.:
Frederick J. deGrosz, President & CEO
(650) 839-6260

FO	R IMMEDIATE RELEASE

GREATER BAY BANCORP
AND ABD INSURANCE AND FINANCIAL SERVICES
ANNOUNCE AGREEMENT TO MERGE

          PALO ALTO, CA, December 19, 2001—Greater Bay Bancorp (Nasdaq:GBBK), a $7.5 billion in assets financial services holding company, and ABD Insurance and Financial Services, Inc., announced today the signing of a definitive agreement for the acquisition of ABD by Greater Bay Bancorp. ABD, with over $1.0 billion of insurance premiums serviced and in excess of $100 million in revenue and headquartered in Redwood City, California, is the nation’s 16th largest insurance broker based on 2000 revenues. ABD offers a full range of commercial insurance brokerage activities, including property and casualty, directors and officers liability insurance, employee benefits insurance, retirement planning services, risk management and engineering and loss control services, for small, mid-size and Fortune 1000 companies.

          With its network of offices located throughout California, ABD’s market area overlaps the solid footprint Greater Bay Bancorp has established through its network of eleven Northern California bank subsidiaries and multiple financial services divisions. ABD’s focus on mid-size and Fortune 1000 businesses complements Greater Bay Bancorp’s existing and target client base.

          Greater Bay Bancorp will issue shares of a new series of convertible preferred stock and cash in a tax-free reorganization for an estimated present value of approximately $193.6 million. That amount includes an initial payment of $130 million in convertible preferred stock and cash, and an additional $63.6 million in convertible preferred stock and cash via an earn-out arrangement over a three-year period, subject to the attainment of prescribed performance goals. Including employee incentives, the total present value of the transaction would be approximately $200 million. The merger, which will be accounted for as a purchase, is expected to be completed in the first quarter of 2002.

          Greater Bay Bancorp anticipates the transaction to be approximately 5% accretive to 2002 cash earnings per share and approximately 1% accretive to 2002 GAAP earnings per share. Greater Bay Bancorp has not included any anticipated revenue enhancements that may be realized from the merger, even though Greater Bay Bancorp’s prior acquisitions have resulted in significant revenue growth.

          According to David Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, “ABD’s specialized insurance expertise, extraordinary commitment to client service and outstanding financial performance creates for Greater Bay an unparalleled foundation partner for our comprehensive client-based financial services focus. Given ABD’s location in the San Francisco Bay Area, its superb national reputation and its record of strong internal and acquisition based growth, ABD will allow us to expand our capability to meet the ever changing financial services needs of our clients. From a financial perspective, the addition of ABD is expected to increase Greater Bay’s non-interest income from 12% to 30% of total revenues, on a pro forma basis.”

Gr	eater Bay Bancorp and ABD Insurance and Financial Services Announce Agreement to Merge
De	cember 19, 2001
Pa	ge 2

          Duncan Matteson, Chairman of Greater Bay Bancorp, added, “This partnership with ABD represents a milestone in Greater Bay’s history. The acquisition of a major insurance brokerage firm has been part of our strategic plan for several years, and we are very pleased to be able to execute that plan with one of the preeminent insurance brokerage firms in the nation. When the merger closes, we will welcome Fred deGrosz, President and Chief Executive Officer of ABD, to the Greater Bay Bancorp Board of Directors.”

          Mr. deGrosz commented, “Our partnership with Greater Bay represents a significant opportunity for our specialists to provide insurance and risk management solutions to Greater Bay’s clients. In turn, our clients will benefit from the vast array of financial services offered by the Greater Bay regional community banking family. We firmly believe that this transaction presents a unique opportunity to provide the Northern California market with a fully integrated solution to complex financial challenges in a rapidly changing economy.”

Terms of the Merger

          The terms of the agreement provide for the shareholders of ABD to receive an initial payment of $130 million, comprised of $72.5 million of 7.25% convertible preferred shares of Greater Bay Bancorp and $57.5 million in cash. Targeted earn-out payments to be paid in cash and convertible preferred shares, assuming EBITDA goals are met, would amount to $21.5 million, $23.5 million and $25.5 million ($63.6 million on a present value basis) in 2002, 2003 and 2004, respectively. ABD also has the incentive opportunity, based on exceeding forecast EBITDA, to achieve additional earn-out payments.

          Key executives of ABD have signed four-year employment and non-competition agreements in connection with the merger. To ensure long-term employee commitment, the merger agreement also requires the establishment of employee incentives to be earned over a five-year period. Completion of the merger is subject to certain conditions, including the approval of the shareholders of ABD and regulatory approval.

Greater Bay Bancorp Reaffirms Performance Guidance

          Greater Bay Bancorp reaffirmed its previously announced guidance for the fourth quarter of 2001 and the full year 2002, based on current market and economic conditions.

          Greater Bay Bancorp expects fourth quarter 2001 earnings per share to be in the range of $0.48 to $0.50, slightly higher than the current First Call consensus earnings estimate of $0.47. For 2002, Greater Bay Bancorp’s reaffirmed guidance is as follows:

•	Earnings per share growth in the range of 11% to 17%

•	Revenue growth in the range of 9% to 15%

•	Net interest margin in the range of 4.55% to 4.60%

•	ROE in excess of 20%

•	ROA in the range of 1.3% to 1.4%

•	Loan growth in the range of approximately 10%

•	Deposit growth of approximately 5% to 10%

•	Non-performing assets of less than 0.50% of total assets

•	Net charge-offs in the range of 45 to 55 basis points of average loans

Gr	eater Bay Bancorp and ABD Insurance and Financial Services Announce Agreement to Merge
De	cember 19, 2001
Pa	ge 3

Conference Call Information

          Greater Bay Bancorp will host a conference call to discuss the ABD merger on December 19, 2001 at 8:00 am PST. Investors will have the opportunity to participate in an audio webcast and slide show presentation live on the Internet at the following link: http://webcast.ibeam.com/starthere.asp?pres=17401. This link should be accessed 15 minutes prior to the start of the webcast. Windows Media Player software will be necessary to view the slide show presentation. To download this software, go to http://media.corporate-ir.net/media_files/priv/ccbn/event_help/realwindows.htm, click on the Windows Media Player icon, and follow the directions. A replay of the audio webcast and slide show presentation will be available for 30 days on Greater Bay Bancorp’s Web site at http://www.gbbk.com. A telephone replay will be available through December 26, 2001 by dialing (703) 925-2435, passcode 5740713.

          Greater Bay Bancorp’s corporate press releases are available on the Company’s Web site at http://www.gbbk.com.

          Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank, along with its operating divisions serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Market.

Safe Harbor

          Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to future financial performance and condition and pending mergers. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements due to a number of factors, including, but not limited to, (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) when and if the proposed merger is consummated and any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions; and (5) other risks detailed in the Greater Bay Bancorp reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000.

          For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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